Exhibit 5.1

December 1, 2016

Immune Pharmaceuticals, Inc.

430 East 29th Street, Suite 940

New York, NY 10016

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We represent Immune Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 39,771,279 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), that the persons identified in the Registration Statement as the selling shareholders have acquired or have the right to acquire, including 5,313,030 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of outstanding unsecured 7% subordinated convertible notes (the “Notes”), dated November 17, 2016, the 32,932,110 shares of Common Stock (the “Shares”) issuable pursuant to the terms of that certain common stock purchase agreement, dated November 17, 2016 (the “November 2016 Purchase Agreement”), the 500,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of a warrant to purchase shares of Common Stock, dated July 29, 2016 (the “Warrant”), the 350,000 shares of Common Stock (the “July Commitment Shares”) issued to one of the selling shareholders pursuant to the terms of that certain securities purchase agreement, dated July 29, 2016 (the “July 2016 Purchase Agreement”) and the 676,139 shares of Common stock (the “November Commitment Shares”), issuable to a selling stockholder as commitment fee pursuant to the terms of the November 2016 Purchase Agreement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

We have examined:

a.	the Registration Statement, including the exhibits filed therewith and the documents incorporated by reference;

b.	an executed copy of the Notes, relating to the issuable by the Company of the Conversion Shares;

c.	an executed copy of the November 2016 Purchase Agreement, relating to the issuance and sale by the Company of the Shares and the issuance of the November Commitment Shares;

d.	an executed copy of the Warrant, relating to the issuance and sale by the Company of the Warrant Shares;

e.	an executed copy of the July 2016 Purchase Agreement, relating to the issuance by the Company of the July Commitment Shares;

f.	an executed copy of a certificate of Daniel G. Teper and John C. Militello, Chief Executive Officer and Vice President of Finance and Controller of the Company, respectively, dated the date hereof (the “Officers’ Certificate”);

g.	a copy of the Company’s Third Amended and Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of November 21, 2016, and certified pursuant to the Officers’ Certificate (the “Charter”);

h.	a copy of the Company’s Amended and Restated By-laws, in effect as of the date hereof, certified pursuant to the Officers’ Certificate (the “Bylaws”); and

i.	a copy of certain resolutions of the Board of Directors of the Company adopted relating to the issuance of the shares of Common Stock being registered pursuant to the Registration Statement, certified pursuant to the Officers’ Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

For the purposes of this opinion letter, we have assumed that at the time of issuance of each Conversion Share, Share, November Commitment Share and Warrant Share, the Charter, the Bylaws, and the Notes, the November 2016 Purchase Agreement and the Warrant, as applicable, will not have been modified or amended and will be in full force and effect. In addition, it is understood that this opinion is to be used only in connection with the offer and sale of the securities being registered while the Registration Statement is effective under the Securities Act.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”), including all applicable statutory provisions and reported judicial decisions interpreting these laws. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the following opinions:

1.       the Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Conversion Shares are delivered in accordance with the terms of the Notes and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Conversion Shares will be validly issued, fully paid and non-assessable.

2.       the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are delivered to and paid for in accordance with the terms of the November 2016 Purchase Agreement and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid and non-assessable.

3.       the Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Warrant Shares are delivered and paid for in accordance with the terms of the Warrant and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid and non-assessable.

4.       the July Commitment Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and are validly issued, fully paid and non-assessable.

5.        the November Commitment Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the November Commitment Shares are delivered in accordance with the terms of the November 2016 Purchase Agreement and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the November Commitment Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON llp

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